Exhibit 10.1

ADAPTEC, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Cash Compensation

The following table lists our non-employee director cash compensation policy.  These amounts are paid quarterly.

	Non-Employee Director Cash Compensation (1)
	Board of Directors	Audit Committee	Compensation Committee	Governance and Nominating Committee
Member Annual Retainer	$26,000	$5,000	$3,500	$2,250
Per-Meeting Retainer	$3,000	$1,200	$1,200	$1,200
Chairperson Annual Retainer	$10,000	$10,000	$7,000	$4,500

(1)             Board members serving on other Board committees that are not permanent Board committees receive additional compensation of $400 per meeting hour.

Equity Compensation

Non-employee directors are eligible to participate in the Adaptec, Inc. 2006 Director Plan (the “Plan”).  Awards under the Plan are discretionary and are determined by the Board.